Exhibit 10.1

AMENDMENT NO. 7 TO CONVERTIBLE LOAN AGREEMENT

THIS AMENDMENT NO. 7 TO CONVERTIBLE LOAN AGREEMENT (this “Amendment”), dated as of December 28, 2018, is made by and between Hickok Incorporated, an Ohio corporation (“Borrower”), and Roundball, LLC, an Ohio limited liability company (“Roundball,” and together with Borrower, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement (as defined below).

RECITALS

WHEREAS, Borrower and Roundball are parties to that certain Convertible Loan Agreement dated December 30, 2011, as amended by Amendment No. 1 thereto dated December 30, 2012, Amendment No. 2 thereto dated December 30, 2013, Amendment No. 3 thereto dated December 31, 2014, Amendment No. 4 thereto dated December 30, 2015, Amendment No. 5 thereto dated December 20, 2016, and Amendment No. 6 thereto dated December 29, 2017 (collectively, the “Agreement”); and

WHEREAS, Borrower and Roundball desire to amend the Loan Agreement to (i) expand Roundball’s Conversion Option thereunder; and (ii) to extend the Roundball/Borrower Option Maturity Date with respect to any borrowings made under the Loan Agreement, to provide for a form of note evidencing any such borrowings and to further amend certain terms of the Loan Agreement to reflect the extension contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.     The form of the Roundball/Borrower Option Note attached hereto shall be deemed to be attached as Exhibit F to the Loan Agreement and replace the existing form of such Roundball/Borrower Option Note in its entirety.

2.      Section 2.2.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

“2.2.1     Lender Conversion Option. At the option of the applicable Lender, the principal and interest on the applicable Note may, at any time while any Obligations under such Note remain outstanding, or in case either Note or some portion thereof shall be called for prepayment prior to such date, then, with respect to such Note or portion thereof as is called for prepayment, until and including, but (if no default is made in the payment of the prepayment price) not after, the close of business on the date that is three (3) days prior to the date fixed for such prepayment, be converted, in whole or in part, into fully paid and non-assessable Conversion Shares at the Conversion Price (the “Lender Conversion Option”); provided, however, in no event shall the Aplin Note be convertible into more than 112,752 Conversion Shares; provided, further, that, (i) upon the exercise by Roundball of the Lender Conversion Option, Roundball shall have the option, exercisable in its sole discretion and subject to requisite approval by the shareholders of the Company, to elect to purchase up to 75,000 shares of Class B Common Stock of the Company (the “Class B Conversion Shares”) at the Conversion Price, with the remaining portion of the applicable Note being converted into Conversion Shares at the Conversion Price in accordance with the terms hereof; and (ii) in the event that the issuance of the Class B Conversion Shares is not approved by the requisite number of shareholders, Roundball shall have the option to convert the principal and interest on the applicable Note into Conversion Shares pursuant to and in accordance with the terms and conditions of this Section 2.2.1. If and whenever on or after the Closing Date, the Borrower issues or sells, or in accordance with this Section 2.2.1, is deemed to have issued or sold, any Equity Interests of Borrower (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Borrower, but excluding shares of Common Stock deemed to have been issued or sold by the Borrower in connection with an Exempt Offering) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

3.     The representations and warranties of Borrower set forth in Section 5 of the Loan Agreement are hereby affirmed in their entirety as if made on the date hereof, with the exception of the following:

(a)        Section 5.2(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

“5.2     Capitalization. The authorized capital stock of Borrower consists of 10,000,000 shares of Class A Common Stock, of which 2,114,886 shares were issued and outstanding as of the close of business on September 30, 2018, and 2,500,000 shares of Class B Common Stock, of which 773,616 shares were issued and outstanding as of the close of business on September 30, 2018. As of September 30, 2018, 15,795 shares of Class A Common Stock and 5,667 shares of Class B Common Stock were held in treasury by Borrower. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 150,000 shares of Class A Common Stock reserved for issuance under Borrower’s 2013 Omnibus Equity Plan, 5,000 shares of Class A Common Stock reserved for issuance under Borrower’s other stock option plans, 326,489 shares of Class A Common Stock reserved for issuance to Roundball in accordance with the provisions of this Agreement, and 100,0000 shares of Class A Common Stock, issuable upon the exercise of warrants issued to Roundball in accordance with the terms of the Warrant Agreement dated December 30, 2012, Borrower has no shares of any class of capital stock reserved for issuance.”

(b)        Section 5.5 of the Loan Agreement is amended to delete the words “September 30, 2017, and to substitute therefore the words “September 30, 2018.”

4.     The representations and warranties of Roundball set forth in Section 6 of the Loan Agreement are hereby affirmed in their entirety as if made on the date hereof, with the exception of the following:

(a)       Section 6.4 of the Loan Agreement is amended to read in its entirety as follows:

6.4     Disclosure and Access to Information. Roundball acknowledges that it has received and reviewed a copy of Borrower’s (a) Annual Report on Form 10-K for the fiscal year ending September 30, 2017; (b) Annual Report on Form 10-K for the transition period from October 1, 2017 to December 31, 2017; (c) Proxy Statement for its Annual Meeting of Shareholders filed with the SEC on January 29, 2018; (d) Quarterly Reports on Form 10-Q for the periods ending March 31, 2018, June 30, 2018 and September 30, 2018; (e) Current Reports on Form 8-K filed December 21, 2017, February 14, 2018, May 15, 2018, May 18, 2018, June 6, 2018, July 6, 2018, July 11, 2018, August 15, 2018, September 13, 2018, and November 15, 2018; (f) unaudited balance sheet dated September 30, 2018. In addition, Roundball acknowledges that it and its representatives have had access to such additional information concerning Borrower as it deemed necessary or appropriate to make an informed investment decision with respect to the transactions contemplated by this Agreement, including access to and an opportunity to ask questions of Borrower’s management (which questions have been responded to by such persons to Roundball’s satisfaction).

5.     The parties agree that the amendments set forth herein shall apply from and after the date hereof and that nothing contained herein shall be deemed to modify or waive any rights or obligations under the Loan Agreement existing prior to that date.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment by their duly authorized officers as of the date first above written.

HICKOK INCORPORATED		ROUNDBALL LLC

By:	/s/ Brian E. Powers	By:	/s/ Frederick Widen
Name:	Brian Powers	Name:	Frederick Widen
Title:	President and CEO	Title:	Manager

[Signature Page to Amendment No. 7 to Convertible Loan Agreement]

EXHIBIT F

CONVERTIBLE

PROMISSORY NOTE

$_________ Akron, Ohio

_______ __, 2019

FOR VALUE RECEIVED, Hickok Incorporated, an Ohio corporation (“Borrower”), hereby promises to pay to the order of Roundball LLC, an Ohio limited liability company, its successors and assigns (herein referred to as “Holder”), with an address of 25101 Chagrin Boulevard, Suite 350, Beachwood, Ohio 44122, or at such other place as the Holder may from time to time designate, the principal sum of _____________ Dollars ($__0,000) (the “Loan”), with interest thereon at the time and in the manner set forth herein.

1.      Loan Agreement. This Convertible Promissory Note (“Note”) has been executed and delivered by Borrower pursuant to the terms of that certain Convertible Loan Agreement, dated of as of December 30, 2011, as amended by Amendment No. 1 thereto dated December 30, 2012, Amendment No. 2 thereto dated December 30, 2013, Amendment No. 3 thereto dated December 31, 2014, Amendment No. 4 thereto dated December 30, 2015, Amendment No. 5 thereto dated December 20, 2016, Amendment No. 6 thereto dated December 29, 2017 and Amendment No. 7 thereto dated December [●], 2018 (collectively, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.     Principal and Interest.

(a)     The unpaid principal balance of this Note shall bear interest at a rate equal to 0.34% per annum, computed monthly.

(b)     If full payment of the principal and interest is not made when due, the amount of the unpaid interest shall be added to the principal balance of this Note.

(c)     Interest shall be payable on the Maturity Date (as defined below). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year.

(d)     If all or any portion of the principal balance or any of the accrued interest under this Note shall not be paid for any reason by the Maturity Date or on such earlier date that payment becomes due pursuant to the Loan Agreement or this Note, then all accrued and unpaid interest at such date shall be added to and become part of the unpaid principal balance at the Maturity Date or the date of acceleration, whichever is earlier.

3.      Term. The entire principal balance of this Note, together with all accrued interest thereon, shall be due and payable on December 30, 2019, unless (a) accelerated as set forth in Section 7, (b) the Holder, in its sole and absolute discretion, exercises its Lender Conversion Option, in whole, pursuant to Section 2.2.2 of the Loan Agreement prior to December 30, 2019, or (c) Borrower exercises its Borrower Conversion Option pursuant to Section 2.2.5 of the Loan Agreement (the “Maturity Date”).

4.      Prepayment. Borrower may prepay the Note, in whole or in part, at any time upon notice as provided for in the Loan Agreement, subject to Holder's conversion rights upon prepayment set forth in Section 2.2.1 therein.

5      Application of Payments. All payments made hereunder shall be applied first to the reasonable expenses, if any, including reasonable attorney's fees, of the Holder incurred in the collection of this Note following default, then to accrued interest, which shall be due and payable upon any prepayment, and then to principal.

6.      Conversion. This Note is subject to, and entitled to the benefits of, the Lender Conversion Option and the Borrower Conversion Option set forth in Section 2.2 of the Loan Agreement. Nothing in this Note is intended to limit such conversion privileges and to the extent there is any inconsistency between the terms of this Note and such conversion privileges, the terms of the Loan Agreement shall govern. Borrower acknowledges that, if Holder converts a portion, but less than all, of this Note pursuant to the exercise of its Lender Conversion Option, Borrower shall cancel this Note and execute and deliver to Lender a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

7.      Events of Default. If any of the “Events of Default” as that term is defined in Section 11 of the Loan Agreement, shall occur and shall not be cured within the time limits set forth in said Section 11, then, the principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable under this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

8.      Payment of Costs and Expenses. Borrower agrees to pay all losses, costs and expenses, including reasonable attorneys’ fees, in connection with the enforcement of the Note, the Loan Agreement and any other instruments and documents delivered in connection herewith sustained as a result of the occurrence of an Event of Default by Borrower.

9.      Amendments. The terms of this Note are subject to amendment only in the manner provided for in the Loan Agreement.

10.    Invalidity of any Provisions in Note. If, for any reason, any of the terms or provisions (or any part of any provision) hereof are found to be invalid, illegal, unenforceable or contrary to any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or any part thereof) had never been contained herein, and Borrower hereby agrees that this Note shall still remain in full force and effect subject only to the exclusion of those terms or provisions (and only to the extent to which such terms or provisions) shall have been found invalid, illegal, unenforceable or contrary to any such applicable law.

11.      Presentment, Demand and Notice Waived. Borrower waives presentment for payment, demand and notice of demand, notice of non-payment, protest and notice of protest, notice of dishonor and trial by jury in any litigation arising out of, relating to, or connected with this Note, the Loan Agreement or any other Loan Document.

12.      Governing Law. This Note shall be governed and construed in accordance with the laws of the State of Ohio (but not including the choice of law rules thereof).

[Signature Page Follows.]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

HICKOK INCORPORATED

By: ___________________

Its: President and CEO

[Signature Page to Convertible Promissory Note]	6